Exhibit 99.1
NEWS RELEASE

NCR continues next phase of pension transformation strategy to reduce global liability and increase cash flow

LONDON, UK, November 19, 2013 - NCR Corporation (NYSE: NCR) today announced that it has entered into an agreement with the trustees of the NCR Pension Plan in the UK regarding entry into a pension insurance buy-out transaction for the UK pension plan. The agreement is part of NCR’s on-going pension transformation strategy to reduce its global liability and increase recurring free cash flow, and has been entered in conjunction with a separate agreement between the UK pension plan trustees and Pension Insurance Corporation (PIC). The transaction aims to secure over $1 billion of benefits, through insurance contracts provided by PIC, for the approximately 5,400 members of the UK pension plan who are former or current employees of certain subsidiaries of NCR Corporation in the UK.

The agreement between NCR and the Trustees is part of the third phase of NCR’s pension transformation strategy, and will provide certainty on the closure of NCR’s largest international pension plan. It is also designed to ensure that the UK pension plan maintains a robust financial footing, securing benefits for members. NCR expects to take additional steps to accomplish the full buy-out of the UK pension plan in an efficient and expeditious manner.

About NCR Corporation
NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables more than 450 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.
NCR is headquartered in Duluth, Georgia with over 26,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.
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Media Contact
Andy Phillips
NCR
0207 7258248
andy.phillips@ncr.com